As filed with the Securities and Exchange Commission on September 30, 2009. Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________
SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its governing instrument)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	38-2730780 (I.R.S. Employer Identification No.)

Equity Incentive Plan
2004 Non-Employee Director Option Plan
(Full title of the plan)

Gary A. Shiffman
Chief Executive Officer
27777 Franklin Road
Suite 200
Southfield, Michigan 48034
(248) 208-2500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_______________
Copies of all correspondence to:
Lee B. Kellert, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
(248) 351-3000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a small reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	970,000	(1) (2)	$21.12	(3)	$20,486,400	(3)	$1,143.14

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Sun Communities, Inc.’s (the “Registrant”) common stock that may become issuable under the Registrant’s 2009 Equity Incentive Plan (the “Equity Plan”) and the Registrant’s 2004 Non-Employee Director Option Plan (the “Option Plan” and together with the Equity Plan, the “Plans”) by reason of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)
The maximum number of shares of common stock that may be issued under the Equity Plan is Nine Hundred Fifty Thousand (950,000) shares.  An aggregate of Eight Hundred Seventy Thousand (870,000) shares issuable under the Equity Plan are being registered under this Registration Statement. The maximum number of shares of common stock that may be issued under the Option Plan is One Hundred Thousand (100,000) shares.  An aggregate of One Hundred Thousand (100,000) shares issuable under the Option Plan are being registered under this Registration Statement.

(3)
Pursuant to Rule 457(c) and (h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low prices ($21.71 and $20.53) of the Registrant’s shares of common stock as quoted on The New York Stock Exchange on September 28, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plans, as specified by Rule 428(b)(1) of the Securities Act.  Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 13, 2009, as amended by Form 10-K/A, as filed with the Commission on March 30, 2009.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009, and for the quarter ended June 30, 2009, filed on August 7, 2009.

(c)	The Registrant’s Current Reports on Form 8-K filed on March 12, 2009, March 13, 2009, May 6, 2009, May 7, 2009, July 22, 2009, August 7, 2009 and August 27, 2009; and

(d)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 3, 2008, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

The validity of the securities offered by the Registrant will be passed upon by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Southfield, Michigan (“JRHW”).  Arthur A. Weiss, who is a member of the Board of Directors of the Registrant, is a shareholder of JRHW.

The audited financial statements incorporated by reference in this Registration Statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto (which report expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R)), and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Item 6.   Indemnification of Directors and Officers

The Registrant’s charter authorizes the Registrant to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Registrant’s bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the Registrant in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s charter contains a provision providing for elimination of the liability of its directors or officers to the Registrant or its stockholders for money damages to the maximum extent permitted by Maryland law.

The partnership agreement of Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”) also provides for indemnification of the Registrant and its officers and directors to the same extent indemnification is provided to officers and directors of the Registrant in its charter, and limits the liability of the Registrant and its officers and directors to the Operating Partnership and its respective partners to the same extent the liability of the officers and directors of the Registrant to the Registrant and its stockholders is limited under the Registrant’s charter.

In addition to the foregoing, the Registrant has entered into separate indemnification agreements with each of its executive officers and directors.

Item 7.   Exemption from Registration Claimed

Not Applicable.

Item 8.   Exhibits

The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.

Item 9.   Undertakings

1.  The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 30th day of September, 2009.

SUN COMMUNITIES, INC., a Maryland corporation

By:	/s/ Karen J. Dearing
Karen J. Dearing
Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sun Communities, Inc. hereby constitutes and appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary A. Shiffman	Chief Executive Officer, President and Chairman of the Board of Directors	September 30, 2009
Gary A. Shiffman

/s/ Karen J. Dearing	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer	September 30, 2009
Karen J. Dearing

/s/ Paul D. Lapides	Director	September 30, 2009
Paul D. Lapides

/s/ Ted J. Simon	Director	September 30, 2009
Ted J. Simon

/s/ Clunet R. Lewis	Director	September 30, 2009
Clunet R. Lewis

/s/ Ronald L. Piasecki	Director	September 30, 2009
Ronald L. Piasecki

/s/ Arthur A. Weiss	Director	September 30, 2009
Arthur A. Weiss

/s/ Robert H. Naftaly	Director	September 30, 2009
Robert H. Naftaly

/s/ Stephanie W. Bergeron	Director	September 30, 2009
Stephanie W. Bergeron

INDEX TO EXHIBITS

	Exhibit No.	Description
	4.1	Rights Agreement, dated as of June 2, 2008, between Sun Communities, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed with the Commission on June 3, 2008).
*	5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation as to the legality of the Common Stock being registered.
	10.1	Sun Communities, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Sun Communities, Inc. Current Report on Form 8-K filed with the Commission on July 22, 2009).
10.1
Sun Communities, Inc. 2004 Non-Employee Director Option Plan (incorporated by reference to Appendix B to the Sun Communities, Inc. Definitive Proxy Statement filed with the Commission on April 20, 2004).

*	23.1	Consent of Grant Thornton LLP, independent registered public accounting firm
	23.2	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1).
	24.1	Powers of Attorney (contained on Signature Page to this Registration Agreement).

*Filed herewith